UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

April 26, 2010

Eagle Materials Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-12984	75-2520779
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3811 Turtle Creek Blvd., Suite 1100, Dallas, Texas	75219
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number including area code: (214) 432-2000

Not Applicable

(Former name or former address if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition

On April 26, 2010, Eagle Materials Inc., a Delaware corporation (“Eagle”), announced its results of operations for the quarter and fiscal year ended March 31, 2010. A copy of Eagle’s earnings press release announcing these results is being furnished as Exhibit 99.1 hereto and is incorporated herein by reference.

In the earnings press release attached as Exhibit 99.1, Eagle’s financial results for the fiscal year ended March 31, 2010 reflect the pre-tax write-off of approximately $2.5 million of deferred engineering and permitting costs related to the planned modernization and expansion of its cement facility in Laramie, Wyoming. As a result of improved operational efficiencies and reduced costs realized at this facility, Eagle has been able to achieve a significant portion of the cost savings associated with the planned project. As a result, Eagle withdrew its permit application with the Wyoming Department of Environmental Quality in September 2009. In its Annual Report on Form 10-K Eagle will report in the quarterly results footnote the write-off of the deferred costs in the second quarter of fiscal 2010. The effect of this write-off will be to reduce fiscal second quarter Earnings Before Income Taxes by approximately $2.5 million, Net Earnings by approximately $1.7 million and earnings per share by $0.04 per share. The write-off did not have any effect on Eagle’s results for the fourth quarter as reported in the attached earnings release.

Item 9.01	Financial Statements and Exhibits

Exhibit Number	Description

99.1	Earnings Press Release dated April 26, 2010 issued by Eagle Materials Inc. (announcing quarterly and fiscal-year-end operating results)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EAGLE MATERIALS INC.

By:	/S/ D. CRAIG KESLER
D. Craig Kesler Executive Vice President – Finance and Administration and Chief Financial Officer

Date: April 26, 2010

EXHIBIT INDEX

Exhibit Number	Description

99.1	Earnings Press Release dated April 26, 2010 issued by Eagle Materials Inc. (announcing quarterly and fiscal-year-end operating results)